Exhibit 99.1

Earle M. Jorgensen Company	10650 Alameda Street Lynwood, CA 90262

Tel: 323-567-1122

News Release

FOR IMMEDIATE RELEASE

Earle M. Jorgensen Company Holds Annual Stockholders’ Meeting;

Directors Elected, Management Reports Company Strong and Growing

Lynwood, CA. – August 18th 2005. Earle M Jorgensen Company (NYSE: JOR) held its annual meeting of stockholders today.

In his remarks Maurice S. Nelson Jr. President, CEO and COO welcomed stockholders to the Company’s Annual Meeting of Stockholders for the fiscal year ended March 31, 2005, and described the past year as a landmark for the Company. “Not only has this been a record year for revenues and profitability, but also a year in which we completed a major restructuring of the finances of the business. In April 2005 we also listed our shares on the New York Stock Exchange” said Mr. Nelson.

During the Company’s fiscal year ending March 31, 2005, revenues rose 54.6% to $1.6 billion, operating income increased 93.8% to $134.7 million, and net income reached $97.5 million following a $23.6 million loss in the previous full year. On the operating side of the business Mr. Nelson described the business as highly efficient and performance-focused. “In the last year we shipped 16% more tonnage than in the previous year and tons shipped per employee grew 13%. Our efficiency, generated by great people in 37 locations using excellent hardware and IT systems, is responsible for our operating success. It gives us the ability to offer our unique on-time or free delivery guarantee on over 25,000 products to some of the most demanding names in US manufacturing and gives us among the lowest headcount per gross profit dollar in the industry” said Mr. Nelson.

The Company’s positive financial trends have continued into fiscal 2006. In its first quarter ending June 29, 2005, the Company reported revenues of $444 million up 22.8% versus the same quarter last year, having shipped 3.1% more tonnage. Operating income rose 19.4% to $47.4 million compared with the same quarter last year. Net income increased 93% to $22.6 million compared to the first fiscal quarter last year.

“With our financial performance and capital structure in ever-improving shape this is a time to move ahead, to take on both organic and externally generated growth opportunities and we are doing that, by opening new branches such as the Spokane facility in June this year and our upcoming openings in Hartford, CT; Lafayette, LA; Quebec City, Canada; and our expansions in Kansas City, MO; and Toronto, Ontario. We will continue to focus on market opportunity and look forward to significant progress in fiscal 2006,” concluded Mr. Nelson.

Stockholders reelected nine directors including the two directors who were added to the Board in the past nine months, Joseph T. O’Donnell, Jr. and Andrew G. Sharkey, III. Also reelected to the Board were David M. Roderick (Chairman), William A. Marquard, Earl L. Mason, Maurice S. Nelson, Jr., Frank T. Nickell, Dr. John Rutledge, and David I. Wahrhaftig.

About Earle M. Jorgensen Company

Earle M. Jorgensen Company is one of the largest distributors of metal products in North America with 37 service and processing centers. The Company inventories more than 25,000 different bar, tubing, plate, and various other metal products, specializing in cold finished carbon and alloy bars, mechanical tubing, stainless bars and shapes, aluminum bars, shapes and tubes, and hot-rolled carbon and alloy bars.

Forward-Looking Statements

Any forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, contained in this press release are subject to risks, uncertainties and other factors, such as the cyclicality of the metals industry and the industries that purchase our products, fluctuations in metals prices, risks associated with the implementation of new technology, general economic conditions, competition in the metals service center industry and our ability to satisfy our “on-time or free” delivery guarantee. Actual events or results may differ materially from expectations due to these risks, uncertainties and other factors. These factors and additional information are included in Earle M. Jorgensen Company’s filings with the Securities and Exchange Commission. In particular, we refer you to Earle M. Jorgensen Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005, filed with the Securities and Exchange Commission on June 29, 2005. You should be aware that we do not plan to update these forward-looking statements, whether as a result of new information, future events, or otherwise unless required by law.

Investor Contacts: Earle M. Jorgensen Company William S. Johnson, 323-923-6124 Fax: 323-567-1034

(code:JORF)

or

CCG Investor Relations: Mark Collinson, 310-231-8600 Ext. 117 Fax: 310-231-8663